As filed with the Securities and Exchange Commission on September 23, 2011

Registration No. 333-149542

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2  TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LIBERTY INTERACTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-1288730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard

Englewood, Colorado 80112

(Address of principal executive offices) (Zip Code)

Liberty Interactive Corporation 2000 Incentive Plan
(As Amended and Restated Effective February 22, 2007)

(formerly known as the Liberty Media Corporation 2000 Incentive Plan
(As Amended and Restated Effective February 22, 2007))

(Full title of the plan)

Charles Y. Tanabe, Esq. Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400 (Name, address and telephone number of agent for service)	Copy to: Renee L. Wilm, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION:

This Post-Effective Amendment No. 2 amends the Registration Statement on Form S-8 (Registration No. 333-149542) of Liberty Interactive Corporation (formerly known as Liberty Media Corporation) (the “Company”), which was filed with the Securities and Exchange Commission on March 5, 2008, as amended by Post-Effective Amendment No. 1, dated November 23, 2009 (the “Registration Statement”). The Registration Statement relates to the registration of securities issuable pursuant to the Liberty Interactive Corporation 2000 Incentive Plan (as amended and restated effective February 22, 2007).

On September 23, 2011, the Company redeemed each share of its Liberty Capital Series A common stock, its Liberty Capital Series B common stock, its Liberty Starz Series A common stock and its Liberty Starz Series B common stock for shares of the corresponding series of common stock of Liberty Media Corporation (formerly known as Liberty CapStarz, Inc.), its then-wholly-owned subsidiary, which was thereafter separated from the Company. Accordingly, this Post-Effective Amendment No. 2 to the Registration Statement deregisters all of the Liberty Starz Series A common stock shares, par value $.01 per share, and all of the Liberty Starz Series B common stock shares, par value $.01 per share, of the Company registered for issuance under the Registration Statement that remain unsold as of the date hereof and the Company hereby terminates the effectiveness of the Registration Statement as of the date hereof.

Item 8. Exhibits

Exhibit No.	Description

24.1	Power of Attorney*

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 23rd day of September, 2011.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Charles Y. Tanabe
Name:	Charles Y. Tanabe
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Chairman of the Board and Director	September 23, 2011
John C. Malone

*	Chief Executive Officer (Principal Executive Officer), President and Director	September 23, 2011
Gregory B. Maffei

*	Senior Vice President and Treasurer (Principal Financial Officer)	September 23, 2011
David J.A. Flowers

*	Senior Vice President and Controller (Principal Accounting Officer)	September 23, 2011
Christopher W. Shean

*	Director	September 23, 2011
Robert R. Bennett

	Director	September , 2011
Michael George

/s/ M. Ian Gilchrist	Director	September 19, 2011
M. Ian Gilchrist

	Director	September , 2011
Evan D. Malone

	Director	September , 2011
David E. Rapley

Name	Title	Date

*	Director	September 23, 2011
M. LaVoy Robison

/s/ Andrea L. Wong	Director	September 23, 2011
Andrea L. Wong

*By:	/s/ Charles Y. Tanabe	September 23, 2011
Charles Y. Tanabe
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

24.1	Power of Attorney*

* Previously filed